UNITED STATES
	                    SECURITIES AND EXCHANGE COMMISSION
	                        Washington, D.C. 20549
                           	________________

                             	SCHEDULE 13G
	                           ________________

          INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                	UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          	(AMENDMENT NO.  )*

                           	FTD CORPORATION
                          	 (NAME OF ISSUER)

                 	Class A Common Stock, $.01 par value
                    	(TITLE OF CLASS OF SECURITIES)

                            	302648 10 0
                           	(CUSIP NUMBER)
















__________________

* 	The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               	PAGE 1 OF 6 PAGES

                                     	13G
 CUSIP No.  302648 10 0
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

           	PERRY ACQUISITION PARTNERS LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

           	DELAWARE
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
               			    3,729,431
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
              			    	-0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
               			    3,729,431
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
              			    	-0-
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
	           3,729,431
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
	           60.9%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
	           PN
_____________________________________________________________________________
                  	** SEE INSTRUCTIONS BEFORE FILLING OUT!

                          	PAGE 2 OF 6 PAGES

                                	13G
CUSIP No.  302648 10 0
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

		          RICHARD C. PERRY
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          		UNITED STATES
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER 		3,729,431 (shares owned
              			    	beneficially by Perry Acquisition Partners LP)
SHARES 	  ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
              			    	-0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER 	3,729,431 (shares owned
              			    	beneficially by Perry Acquisition Partners LP)
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
              			    	-0-
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON 		3,729,431 (shares owned
       			    	beneficially by Perry Acquisition Partners LP)
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
	           60.9%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
	           IN
_____________________________________________________________________________
                  	** SEE INSTRUCTIONS BEFORE FILLING OUT!

                           	PAGE 3 OF 6 PAGES

ITEM 1(a)   	NAME OF ISSUER:

           		FTD Corporation (the "Company")

ITEM 1(b)   	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           		3113 Woodcreek Drive
           		Downers Grove, Illinois  60515

ITEM 2(a)   	NAME OF PERSON FILING:

           		Perry Acquisition Partners LP(the "Partnership")
           		Richard C. Perry

ITEM 2(b)	   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           		599 Lexington Avenue, New York, New York  10022

ITEM 2(c)   	CITIZENSHIP:

           		The Partnership is a limited partnership organized under the laws of the State of Delaware.  Richard C. Perry is a citizen of the United States.

ITEM 2(d)   	TITLE OF CLASS OF SECURITIES:

           		Class A Common stock, $.01 par value (the "Class A Shares").

ITEM 2(e)	   CUSIP NUMBER:

           		302648 10 0

ITEM 3.     	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
		           OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

           		(a)	(   )	Broker or Dealer registered under Section 15 of the
                       Securities Exchange Act of 1934 (the "Act")

           		(b)	(   )	Bank as defined in Section 3(a)(6) of the Act

           		(c) (   )	Insurance Company as defined in Section 3(a)(19) of
                       the Act

           		(d)	(   )	Investment Company registered under Section 8 of the
                       Investment Company Act of 1940

           		(e)	(   )	Investment Adviser registered under Section 203 of
                       the Investment Advisers Act of 1940



                               PAGE 4 OF 6 PAGES

           		(f)	(   )	Employee Benefit Plan, Pension Fund which is subject
                       to the provisions of the Employee Retirement Income
                       Security Act of 1974 or Endowment Fund; see Sec.
                       240.13d-1(b)(1)(ii)(F)

           		(g)	(   )	Parent Holding Company, in accordance with Sec,
                       240.13d-1(b)(ii)(G) (Note: See item 7)

           		(h)	(   )	Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)


ITEM 4.     	OWNERSHIP.

           		(a)	Amount Beneficially Owned:
			              3,729,431 Class A Shares

           		(b)	Percentage of Class:

              			60.9% (based on the 6,124,539 Class A Shares reported by
                 the Company to be outstanding as of February 10, 1997)

            	(c) Number of shares as to which such person has:

             			(i)	sole power to vote:
				                3,729,431

            			(ii)	shared power to vote:
			                	-0-

           			(iii)	sole power to dispose or to direct the disposition of:
                				3,729,431

            			(iv)	shared power to dispose or to direct the disposition
               					of: -0-

           	The Partnership holds beneficially and of record the Class A
            Shares reported herein. Richard C. Perry, as Managing Member of Perry Investors, LLC, the general partner of the Partnership, may be deemed to own beneficially, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, the foregoing Class A Shares. By reason of such relationship, the power to vote and dispose of such Class A Shares may be exercised by Mr. Perry on behalf of the Partnership. Mr. Perry disclaims beneficial ownership of the Class A Shares reported herein, other than the portion of such shares which relates to his individual economic interest in the Partnership.

ITEM 5.	    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          		Not applicable.

                              	PAGE 5 OF 6 PAGES

ITEM 6.    	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          		Investors in the Partnership have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Class A Shares, subject to certain rights of the Partnership to maintain adequate reserves.

ITEM 7.	    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          		Not applicable.


ITEM 8.	    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          		Not applicable.

ITEM 9.    	NOTICE OF DISSOLUTION OF GROUP

          		Not applicable.

ITEM 10.   	CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

          		Not applicable.



                            SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997

                        					PERRY ACQUISITION PARTNERS LP
					                        by Perry Investors LLC, general partner



                        					/s/ Richard C. Perry
					                        ---------------------------
					                        Richard C. Perry
                        					Managing Member



                        					/s/ Richard C. Perry
				                        	---------------------------
                        					Richard C. Perry





                          	PAGE 6 OF 6 PAGES